EXHIBIT 99.1
Contact: Insignia Systems, Inc. Investor Relations (763) 392-6200

FOR IMMEDIATE RELEASE

INSIGNIA SYSTEMS, INC. ANNOUNCES
2017 SECOND QUARTER FINANCIAL RESULTS
AND SIX MONTH FINANCIAL RESULTS

MINNEAPOLIS, MN – August 3, 2017 – Insignia Systems, Inc. (Nasdaq: ISIG) (“Insignia”) today reported financial results for the second quarter ended June 30, 2017 (“Q2”).

Insignia reported a decrease in sales of 11.6% in the second quarter of 2017 compared to 2016. The decrease in first quarter 2017 sales was 21.6% compared to 2016. The net loss for the second quarter was $534,000 compared to a net loss of $87,000 in the year ago period. The net loss for the first quarter of 2017 was $1.2 million.

Insignia’s President and CEO Kristine Glancy commented, “As shared in our previous releases and our Annual Shareholder Meeting, we expected to have a slower start in 2017 driven by customer budget shifts and overall industry trends. We are making good progress against our strategic initiatives with the addition of new CPG customers, business development projects and key leadership. These new customers and business development projects will positively impact the remainder of 2017 and beyond.”

Ms. Glancy continued, “We are currently ahead of pace for delivering the $1.0 million in cost reductions in 2017 against the plan we announced in February. We continue to be focused on building a high performance team with our two additions to the leadership team this quarter, Jeff Jagerson, as the Chief Financial Officer and Adam May, as the Senior Vice President of Sales. Both individuals will be critical players in driving our overall transformation. We are rebuilding the roots of our organization by transforming our products, operating model, sales approach and partnerships. While our first half results don’t reflect the progress we have made, the organization and Board are optimistic about our future.”

Current POPS bookings for third quarter 2017 are approximately $6.9 million, compared to $6.1 million at the same point in the third quarter 2016. Our total bookings for POPS programs planned to run in the final two quarters of 2017 are $11.2 million compared to $8.8 million in 2016 at the same point one year ago. The positive trend is driven by our core CPG customers as well as new CPG customers recently contracted.

Q2 2017 Results
Net sales decreased 11.6% to $5,849,000 in Q2 2017, from $6,617,000 in Q2 2016, primarily due to a 7.6% decrease in the number of signs placed, partially due to programming shifts from second quarter to third quarter to support CPG new item launches, and a 4.5% decrease in average price per sign, which was the result of program and customer mix.

Gross profit in Q2 2017 decreased to $1,498,000, or 25.6% of net sales, from $2,116,000, or 32.0% of net sales, in Q2 2016. The lower gross profit was primarily the result of decreased sales, as our gross profit is highly dependent on sales levels due to the relatively fixed nature of a portion of our payments to retailers, combined with a decreased average price per sign, and partially offset by decreased expense due to the discontinued sale of The Like Machine in Q4 2016. The Company is currently undertaking actions to reduce the fixed portion of its payments to retailers. The Company incurred costs of approximately $50,000 in Q2 2017 associated with the development of its new IT operating infrastructure compared to approximately $80,000, in Q2 2016. The project is expected to be substantially completed during the fourth quarter of 2017, with estimated incremental expense of $300,000 in the remainder of 2017.

Selling expenses in Q2 2017 were $831,000, or 14.2% of net sales, compared to $1,036,000, or 15.6% of net sales, in Q2 2016. The decrease in expenses was primarily due to lower variable compensation, as a result of lower sales, fewer sales personnel and decreased staff related expenses.

Marketing expenses in Q2 2017 were $427,000, or 7.3% of net sales, compared to $257,000, or 3.9% of net sales, in Q2 2016. The increase was primarily due to increased marketing personnel and staff related costs, partially offset by decreased consulting fees.

General and administrative expenses in Q2 2017 decreased to $814,000, or 13.9% of net sales, from $1,110,000, or 16.8% of net sales, in Q2 2016. The decrease was primarily due to decreased legal, executive recruiting, and other consulting fees, partially offset by increased employee compensation costs.

Income tax benefit for Q2 2017 was 6.6% of pretax loss, or a benefit of $38,000, compared to income tax benefit of 68.0% of pretax loss, or $185,000, in Q2 2016. Tax expense will vary between periods, given the company’s policy of reassessing the annual effective rate on a quarterly basis, as well as the impact of any discrete tax items during the quarter. A valuation allowance of $192,000 was recorded in Q2 2017 against a portion of the deferred tax asset resulting from the Company’s net operating loss carryforward.

As a result of the items above, the net loss for Q2 2017 was $534,000, or $0.05 per basic and diluted share, compared to a net loss of $87,000, or $0.01 per basic and diluted share, in Q2 2016.

As of June 30, 2017, cash and cash equivalents totaled $3.2 million, compared to $12.3 million as of December 31, 2016. The amounts for December 31, 2016 are prior to the one-time special dividend of $8.2 million paid on January 6, 2017.

About Insignia Systems, Inc.

Insignia Systems, Inc. markets in-store advertising products, programs and services primarily to consumer packaged goods manufacturers. Insignia provides at-shelf media solutions in approximately 12,000 retail supermarkets, 1,000 mass merchants and 8,000 dollar stores. With a client list of over 200 major consumer goods manufacturers, including General Mills, Kraft Heinz Company, Nestl? and P&G, Insignia helps major brands deliver on their key engagement, promotion, and advertising objectives right at the point-of-purchase. For additional information, contact (888) 474-7677, or visit the Insignia website at www.insigniasystems.com. Investor inquiries can be submitted to investorrelations@insigniasystems.com.

Cautionary Statement for the Purpose of Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995

Statements in this press release that are not statements of historical or current facts are considered forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, as amended. The words “anticipates,” “believes,” “expects,” “seeks” and similar expressions identify forward-looking statements. Readers are cautioned not to place undue reliance on these or any forward-looking statements, which speak only as of the date of this press release. Statements made in this press release regarding, for instance: expectations as to full year and future financial performance; benefits of sales and marketing investments and IT infrastructure investments; timing of implementation of technology operating infrastructure; areas of growth; and ability to sustain and grow core products and status and timing of launch of new products, are forward-looking statements. These forward-looking statements are based on current information, which we have assessed and which by its nature is dynamic and subject to rapid and even abrupt changes. As such, actual results may differ materially from the results or performance expressed or implied by such forward-looking statements. Forward-looking statements involve known and unknown risks, uncertainties and other factors, including: (i) the risk that the company may be unable to fully or successfully implement our business plan to achieve and maintain profitability in the future; (ii) the risk that the company will not be able to sustain and grow core product offerings or to develop, implement and grow new product offerings in a successful manner, including our ability to gain retailer acceptance of new product offerings; (iii) the unexpected loss of a major consumer packaged goods manufacturer relationship or retailer agreement or termination of our relationship with News America; (iv) prevailing market conditions in the in-store advertising industry, including intense competition for agreements with retailers and consumer packaged goods manufacturers and the effect of any delayed or cancelled customer programs; (v) potentially incorrect assumptions by management with respect to the financial effect of cost containment or reduction initiatives, current strategic decisions, current sales trends for fiscal year 2017; (vi) certain bookings for Q3 and the final two quarters of 2017 are subject to cancellation or deferral; and (vii) other economic, business, market, financial, competitive and/or regulatory factors affecting the Company’s business generally, including those set forth in our Annual Report on Form 10-K for the year ended December 31, 2016 and additional risks, if any, identified in our Quarterly Reports on Form 10-Q and our Current Reports on Forms 8-K filed with the SEC. Such forward-looking statements should be read in conjunction with the Company's filings with the SEC. The Company assumes no responsibility to update the forward-looking statements contained in this press release or the reasons why actual results would differ from those anticipated in any such forward-looking statement, other than as required by law.

Insignia Systems, Inc.
STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2017	2016	2017	2016

Net sales	$5,849,000	$6,617,000	$10,616,000	$12,695,000
Cost of sales	4,351,000	4,501,000	8,489,000	8,612,000
Gross profit	1,498,000	2,116,000	2,127,000	4,083,000
Operating expenses:
Selling	831,000	1,036,000	1,719,000	2,144,000
Marketing	427,000	257,000	853,000	527,000
General and administrative	814,000	1,110,000	1,867,000	2,270,000

Operating loss	(574,000)	(287,000)	(2,312,000)	(858,000)
Other income, net	2,000	15,000	5,000	32,000

Loss before taxes	(572,000)	(272,000)	(2,307,000)	(826,000)
Income tax benefit	(38,000)	(185,000)	(582,000)	(417,000)

Net loss	(534,000)	(87,000)	(1,725,000)	(409,000)

Other comprehensive income, net of tax	-	2,000	-	11,000

Comprehensive loss	$(534,000)	$(85,000)	$(1,725,000)	$(398,000)

Net loss per share:
Basic	$(0.05)	$(0.01)	$(0.15)	$(0.04)
Diluted	$(0.05)	$(0.01)	$(0.15)	$(0.04)

Shares used in calculation of net loss per share:
Basic	11,674,000	11,612,000	11,667,000	11,618,000
Diluted	11,674,000	11,612,000	11,667,000	11,618,000

SELECTED BALANACE SHEET DATA

	(Unaudited)
	June 30,	December 31,
	2017	2016

Cash and cash equivalents	$3,200,000	$12,267,000
Working capital	10,128,000	11,850,000
Total assets	18,752,000	28,228,000
Total liabilities	5,102,000	13,119,000
Shareholders' equity	13,650,000	15,109,000